Exhibit 99.1

DeVry Education Group Statement on Federal Trade Commission Settlement
DOWNERS GROVE, Ill.--(BUSINESS WIRE)--December 15, 2016--DeVry Education Group and DeVry University have agreed to settle litigation brought by the Federal Trade Commission regarding DeVry University's use of employment statistics in former advertising. We have agreed to pay $49.4 million to be distributed at the sole discretion of the FTC; forgive $30.4 million of institutional loans issued before Sept. 30, 2015; and forgive outstanding DeVry University accounts receivable balances by $20.2 million for former students. DeVry Group expects to record a related pre-tax settlement charge in the range of $52 million to $55 million in the second quarter of fiscal year 2017 arising from the monetary terms of the settlement. In addition, DeVry Group agreed that its institutions marketing to U.S. consumers will maintain specific substantiation to support any future advertising regarding graduate outcomes and educational benefits, and will implement training and other agreed-upon compliance measures. We anticipate the settlement will be entered as an agreed order by the court.
DeVry Group chose to settle this action after filing an answer denying all allegations of wrongdoing. Student services and access to federal student loans are not impacted by the settlement, and at no time has the academic quality of a DeVry University education been questioned. DeVry Group is pleased this matter is reaching resolution, particularly as its institutions implement recently announced Student Commitments and as we continue our focus on investments that directly support our students' success.
About DeVry Education Group
Since 1931 DeVry Education Group has empowered its students to achieve their educational and career goals. DeVry Education Group Inc. (NYSE: DV; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Chamberlain College of Nursing, DeVry Education of Brazil, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit www.devryeducationgroup.com.
Certain statements contained in this press release, including those that affect the expectations or plans of DeVry University or DeVry Group, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry University, DeVry Group or their management "anticipates," "believes," "estimates," "expects," "forecasts," "foresees," "intends," "plans" or other words or phrases of similar import. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause DeVry Group's actual results to differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry Group's Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. These forward-looking statements are based on information as of December 15, 2016, and DeVry Group assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
DeVry Education Group
Investor Contact:
Joan Walter
jwalter@devrygroup.com
630-353-3800
or
Media Contact:
Ernie Gibble
egibble@devrygroup.com
 630-353-9920